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                                                                   EXHIBIT 10.19




                              SEPARATION AGREEMENT

         This Separation Agreement ("Agreement") is hereby made and entered into by and between Carlos M. Gutierrez ("Employee") and Kellogg Company, a Delaware corporation ("Kellogg") this 30th day of December, 2004.

         WHEREAS, Employee currently serves as Chairman, and Chief Executive Officer of Kellogg; and

         WHEREAS, Employee has been nominated by the President of the United States to serve as Secretary of the United States Department of Commerce ("Secretary of Commerce"), and anticipates resigning from Kellogg prior to his assumption of such office; and

         WHEREAS, Kellogg and Employee wish to formalize the terms governing Employee's separation from service with Kellogg in order to serve as Secretary of Commerce;

         NOW, THEREFORE, Kellogg and Employee agree as follows:

         1. Effectiveness of Agreement and Separation From Service. This Agreement shall, subject to Paragraph 19, become effective on the date (the "Effective Date") on which Employee is sworn in as Secretary of Commerce immediately prior to such swearing-in. In the event that the nomination of Employee to serve as Secretary of Commerce is not made or is made but withdrawn, or the United States Senate fails to confirm such nomination, or for any other reason Employee shall not assume the office of Secretary of Commerce, this Agreement shall be null and void ab initio and of no further force and effect. Employee's last day of active employment with Kellogg will be the Effective Date, and such active employment will terminate on the Effective Date immediately before his swearing-in as Secretary of Commerce. Except as otherwise expressly provided herein, Employee acknowledges that as of the Effective Date, Employee's participation will cease in all of the benefit plans of Kellogg and any of its subsidiaries, divisions or affiliates (collectively, the "Company"). Employee will resign, effective as of the Effective Date immediately before his swearing-in as Secretary of Commerce, from the Board of Directors of Kellogg (the "Board"), and from all other positions he then holds as an officer or director of any affiliate of Kellogg.

         2. Incentive and Retirement Plans.

            (a) Effective as of the Effective Date and subject to the approval of the Compensation Committee of the Board (the "Compensation Committee"), the following stock options to purchase Kellogg common stock previously granted to Employee shall, to the extent not previously vested, vest in full and shall remain exercisable up to 90 days following the Effective Date: (i) the 230,000 stock options granted to Employee on February 21, 2003 pursuant to the Kellogg Company 2001 Long-Term Incentive Plan (the "2001 LTIP") that are currently scheduled to vest on February 21, 2005, and (ii) the 376,250 stock options granted to Employee on February 20, 2004 pursuant to the Kellogg Company 2003 Long-Term Incentive Plan (the "2003 LTIP") that are currently scheduled to vest on February 20, 2005. All other awards granted to Employee under the 2001 LTIP and the 2003 LTIP or any other equity compensation plan shall be governed by the terms of the applicable plan and the award agreements thereunder, and Employee acknowledges that as a result, all stock options and other awards granted under

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such plans (and all other plans) that are unvested as of the Effective Date will be forfeited. Employee hereby waives any and all rights that he might otherwise have to be granted "accelerated ownership" or "reload" options in connection with any option exercise or otherwise under the 2001 LTIP or the 2003 LTIP or any other equity compensation plan. Employee's right to, and the amount of, payments pursuant to the 2002-2004 Executive Performance Plan (the "2004 EPP") and the 2004 Senior Executive Annual Incentive Plan will be governed by the terms of such plans, provided that, subject to Compensation Committee and Board approval, (i) Employee will receive any such payments prior to the Effective Date, and (ii) Employee will receive his 2004 EPP payment in cash rather than stock. For the avoidance of doubt, Employee hereby releases, waives and forfeits any and all right, title and interest in and to any other unvested options or any payment under the 2003-2005 Executive Performance Plan and under the 2005 Annual Incentive Plan.

            (b) On each date that Employee or his spouse, if applicable, receives a benefit payment pursuant to the Kellogg Company Salaried Pension Plan (the "Qualified Plan") or the Kellogg Company Supplemental Retirement Plan (the "Supplemental Plan," and together with the Qualified Plan, the "Pension Plans"), Kellogg will pay to Employee or his spouse, as applicable, an additional amount equal to the excess of (x) the Unreduced Pension Amount (as defined below) for such date over (y) the sum of the aggregate amounts payable to Employee or his spouse, as applicable, on such date pursuant to the Pension Plans. The Unreduced Pension Amount for any date means the aggregate amounts that would have been payable to Employee or his spouse, as applicable, on such date pursuant to the Pension Plans assuming that an Early Commencement Factor (as defined in Section 2.2(b) of the Qualified Plan) of zero had been applied to calculation of Employee's pension thereunder (but still calculating such pension based upon Employee's actual credited years of service and historical compensation as of the Effective Date for purposes of determining the accrued benefit). Employee hereby commits to elect to commence his benefit payments under the Pension Plan on March 15, 2009 (which commitment shall be irrevocable except to the extent that a different election may be made under circumstances which both (x) do not result in compensation provided under this Paragraph 2(b) being provided on a schedule different from the schedule of benefit payments under the Pension Plans and (y) do not result in any noncompliance with Section 409A of the Internal Revenue Code (enacted pursuant to the American Jobs Creation Act of 2004) ("Section 409A")), and waives all rights to receive a lump-sum payment of his pension benefits pursuant to the Supplemental Plan. Employee hereby acknowledges that he has no right to receive any benefits under the Kellogg Company Excess Benefit Retirement Plan. The parties are of the view that no provision of this Paragraph 2(b) constitutes a material modification (within the meaning of Section 885(d)(2)(B) of the American Jobs Creation Act of 2004) of the Supplemental Plan and that the compensation provided under this Paragraph 2(b) complies with Section 409A, but agree that if Kellogg determines, after consultation with its tax advisors, that any provision of this Paragraph 2(b) does constitute such a material modification or does not so comply, such provision shall be revised in a manner that the Company and Employee agree, after consultation with appropriate advisors, (i) provides Employee with substantially the same benefits (economic or otherwise) as the intended benefits, (ii) does not result in such a material modification, (iii) complies with Section 409A, and (iv) avoids any adverse tax consequences for Employee and other participants in the nonqualified Pension Plans.

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            (c) Pursuant to the terms of the Kellogg Company Supplemental
Savings and Investment Plan (Restoration Plan) and the Kellogg Company Executive Compensation Deferral Plan, Employee will receive a lump-sum distribution of his account balances under such plans as soon as practicable following the Effective Date.

         3. No Other Compensation or Benefits Owing. Employee acknowledges and agrees that, except as otherwise expressly provided for in this Agreement and except for benefits that are vested and accrued prior to the Effective Date pursuant to benefit plans and programs of the Company (e.g., vacation pay and conversion rights under Company welfare plans), Employee is not and will not be due any other compensation or benefits whatsoever from the Company and the Company shall have no further obligations of any kind or nature to Employee. Without limiting the foregoing, Employee acknowledges that as a result of his resignation on the Effective Date, he will have no entitlement to receive severance or retiree medical benefits from the Company or to receive benefits under the Kellogg Company Executive Survivor Income Plan.

         4. No Other Representations. Employee represents and warrants that no promise or inducement has been offered or made except as herein set forth and that Employee is entering into and executing this Agreement without reliance on any statement or representation not set forth within this Agreement by the Company, or any person(s) acting on its behalf.

         5. Non-Assignment of Rights. Employee represents and warrants that Employee has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, debt, obligation, contract, agreement, covenant, guarantee, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered in this Agreement.

         6. Non-Compete. In further consideration of the foregoing, Employee agrees that, for a period beginning with the date of Employee's termination of continuous government service and ending on the second anniversary of such date (the "Restricted Period") (it being agreed that in the event Employee returns to government service during the Restricted Period, such period shall be tolled during such government service), Employee shall not, without the prior written consent of Kellogg:

            (a) directly or indirectly, accept any employment, consult for or with, or otherwise provide or perform any services of any nature to, for or on behalf of any person, firm, partnership, corporation or other business or entity that manufactures, produces, distributes, sells or markets any of the Products (as hereinafter defined) in the Geographic Area (as hereinafter defined); or

            (b) directly or indirectly, permit any business, entity or organization which Employee, individually or jointly with others, owns, manages, operates, or controls, to engage in the manufacture, production, distribution, sale or marketing of any of the Products in the Geographic Area.

         For purposes of this Paragraph, the term "Products" shall mean ready-to-eat and hot cereal products; toaster pastries; cereal bars; granola bars; frozen waffles, pancakes, and


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French toast; fruit snacks; crispy marshmallow squares, cookies, crackers, ice cream cones, any other grain-based convenience food, or meat substitutes; and the term "Geographic Area" shall mean any country in the world where the Company manufactures, produces, distributes, sells or markets any of the Products at any time during the applicable Restricted Period.

         Notwithstanding the foregoing, Paragraph 6 shall not be construed to impair, restrict, or limit Employee's ability to fulfill his responsibilities as Secretary of Commerce.

         7. Non-Solicitation. In further consideration of the foregoing, Employee agrees that during the Restricted Period, Employee shall not, without the prior written consent of the General Counsel of Kellogg, directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor) any person who is or was at any time during the year prior to such employment or solicitation an officer, director, or employee of the Company (except for solicitation pursuant to an advertisement of general solicitation not directed at such parties). For avoidance of doubt, the parties acknowledge that Employee shall not be deemed to employ any person unless Employee is involved or has otherwise provided input into the decision to hire such individual. For example, if Employee is a senior executive of a company and that company hires an employee of Kellogg without Employee's involvement or input, Employee will not be deemed to have "employed" such person. Notwithstanding the foregoing, Paragraph 7 shall not be construed to impair, restrict, or limit Employee's ability to fulfill his responsibilities as Secretary of Commerce.

         8. Non-Disparagement of the Company. Employee agrees not to engage in any form of conduct or make any statements or representations that disparage, criticize or otherwise are critical, or otherwise impair the reputation, goodwill or commercial interests, of the Company, or its past, present and future subsidiaries, divisions, affiliates, successors, officers, directors, attorneys, agents and employees. Notwithstanding the foregoing, Paragraph 8 shall not be construed to impair, restrict, or limit Employee's ability to fulfill his responsibilities as Secretary of Commerce.

         9. Employment Status. Employee understands and agrees that (i) Employee's active employment with the Company ends effective as of the Effective Date; and (ii) the Company has no obligation to reinstate, rehire, reemploy, recall, or hire Employee in the future.

         10. Disclosure of Any Material Information. As of the date Employee signs this Agreement, Employee represents and warrants that Employee has disclosed to Kellogg any information in Employee's possession concerning any conduct involving the Company or any of its officers, directors, representatives, agents or employees that Employee has any reason to believe may be unlawful, or a material violation of Company policy applicable to Employee.

         11. Return of Property. Employee agrees to return to the Company, no later than the Effective Date, all property of the Company, regardless of the type or medium (i.e., computer disk, CD-ROM) upon which it is maintained, including, but not limited to, all files, documents, correspondence, memoranda, customer and client lists, prospect lists, subscription lists, contracts, pricing policies, operational methods, marketing plans or strategies, product



                                      -4-


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development techniques or plans, business acquisition plans, employee records, technical processes, designs and design projects, inventions, research project presentations, proposals, quotations, data, notes, records, photographic slides, photographs, posters, manuals, brochures, internal publications, books, films, drawings, videos, sketches, plans, outlines, computer disks, computer files, work plans, specifications, credit cards, keys (including elevator, pass, building and door keys), identification cards, and any other documents, writings and materials that Employee came to possess or otherwise acquired as a result of and/or in connection with Employee's employment with the Company. Should Employee later find any Company property in Employee's possession, Employee agrees to immediately return it. Employee further agrees not to maintain any copies of said property or make any copies of said property available to any third party.

         12. Non-Admission of Liability. Employee understands and agrees that this Agreement does not and shall not be deemed or construed as an admission of liability or responsibility by the Company for any purpose.

         13. Releases, Representations and Covenants. In consideration of the compensation and benefits provided pursuant to this Agreement, the sufficiency of which is hereby acknowledged, Employee, for Employee and for any person who may claim by or through Employee, irrevocably (except with respect to Paragraph 19 below) and unconditionally releases, waives and forever discharges the Company and its past, present and future subsidiaries, divisions, affiliates, successors, and their respective officers, directors, attorneys, agents and employees, from any and all claims or causes of action that Employee had, has or may have, known or unknown, relating to Employee's employment with and/or departure from the Company up until the date of this Agreement, including but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, the Family and Medical Leave Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act, the Employee Retirement Income Security Act; claims under any other federal, state or local statute, regulation or ordinance; claims for discrimination or harassment of any kind, breach of contract or public policy, wrongful or retaliatory discharge, defamation or other personal or business injury of any kind; and any and all other claims to any form of legal or equitable relief, damages, compensation or benefits (except as set forth in subparagraph (d), below), or for attorneys fees or costs. Employee additionally waives and releases any right Employee may have to recover in any lawsuit or proceeding against the Company brought by Employee, an administrative agency, or any other person on Employee's behalf or which includes Employee in any class.

            (a) No Pending Claims/Withdrawal of Claims. Employee represents and warrants that, as of the date Employee signs this Agreement, Employee has no charges, claims or lawsuits of any kind pending against the Company or any of its past, present and future subsidiaries, divisions, affiliates, successors, or their respective officers, directors, attorneys, agents and employees that would fall within the scope of the Release set forth in this Paragraph 13. To the extent that Employee has such pending charges, claims or lawsuits as of the date Employee signs this Agreement, Employee agrees to seek and obtain immediate dismissal with prejudice and provide written confirmation immediately (i.e., court order, and/or agency determination) as a condition precedent to Kellogg's obligations under this Agreement on and




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after the date Employee signs this Agreement (including, but not limited to, providing any compensation or benefits under this Agreement).

            (b) Covenant Not to Sue. To the maximum extent permitted by law, Employee agrees not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against the Company, including, but not limited to, the claims released in this Paragraph 13.

            (c) Remedies for Breach. If Employee breaches any portion of this Agreement, or disavows any portion of the Release, Employee acknowledges and agrees that, in addition to any damages, Employee shall be liable for all expenses, including costs and reasonable attorneys' fees, incurred by any entity released in defending the lawsuit or claim. Employee also hereby agrees and acknowledges that if he breaches this Agreement, because it would be impractical and excessively difficult to determine the actual damages to the Company as a result of such breach, any remedies at law (such as a right to monetary damages) would be inadequate. Employee therefore agrees that, if he breaches this Agreement, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without proof of actual damage.

            (d) Exclusion for Certain Claims. Notwithstanding the foregoing, Kellogg and Employee agree that the Release shall not apply to any claims arising after the date Employee signs this Agreement, nor shall anything herein prevent Employee or the Company from instituting any action to enforce the terms of this Agreement. In addition, Employee and Kellogg agree that nothing herein shall be construed to prevent Employee from enforcing any rights Employee may have under the Employee Retirement Income Security Act of 1974 to recover any vested benefits.

         14. Preservation of Company Confidential Information. Employee acknowledges and agrees that previously executed Company confidentiality or non-disclosure agreements, if any, will continue to remain in effect after the Effective Date. In addition, Employee agrees that he shall not (without first obtaining the prior written consent in each instance from Kellogg) during the term of this Agreement or thereafter, disclose, make commercial or other use of, give or sell to any person, firm or corporation, any information from the Company or acquired or developed in the course of Employee's employment, including, by way of example only, trade secrets (including organizational charts, reporting relationships, employee information such as credentials, individual performance, skill sets, salaries and background information), inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know-how and technical information of any kind whatsoever unless such information has been publicly disclosed by authorized officials of the Company.

         15. Cooperation. Employee agrees to cooperate truthfully and fully with the Company in connection with any and all existing or future investigations or litigation of any nature brought against the Company involving events that occurred during Employee's employment with the Company. Employee agrees to notify the Company immediately if subpoenaed or asked to appear as a witness in any matter related to the Company. The Company



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will reimburse Employee for reasonable out-of-pocket expenses and, if approved in advance by the General Counsel of Kellogg (such approval not to be unreasonably withheld), reasonable attorneys' fees incurred as a result of such cooperation.

         16. General.

            (a) Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, in whole or in part, then that provision will be eliminated, modified or restricted in whatever manner is necessary to make the remaining provisions enforceable to the maximum extent allowable by law.

            (b) Successors. This Agreement shall be binding upon, enforceable by, and inure to the benefit of Employee and Kellogg, and Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and to any successor or assignee of Kellogg, but neither this Agreement, nor any rights, payments, or obligations arising hereunder may be assigned, pledged, transferred, or hypothecated by Employee or Kellogg.

            (c) Controlling Law and Venue. Employee agrees that the internal laws of the State of Michigan shall govern this Agreement. Employee also agrees that any controversy, claim or dispute between the parties, directly or indirectly, concerning this Agreement or the breach of thereof shall only be resolved in the Circuit Court of Calhoun County, or the United States District Court for the Western District of Michigan, whichever court has jurisdiction over the subject matter thereof, and the parties hereby submit to the jurisdiction of said courts.

            (d) Tax Withholding. Employee acknowledges and agrees that: (i) usual and customary withholding for tax purposes will be withheld from any payments made to Employee pursuant to this Agreement, to the extent required by law, and (ii) all tax liability, with respect to any and all payments or services received by Employee under this Agreement (other than employer withholding and employer payroll taxes) will be Employee's responsibility.

            (e) Waiver. No claim or right arising out of a breach or default under this Agreement can be discharged by a waiver of that claim or right unless the waiver is in writing signed by the party hereto to be bound by such waiver. A waiver by either party hereto of a breach or default by the other party of any provision of this Agreement shall not be deemed a waiver of future compliance therewith and such provision shall remain in full force and effect.

            (f) Notices. All notices, requests, demands and other communications regarding this Agreement shall be in writing and delivered in person or sent by registered or certified mail, postage prepaid, return receipt requested, and properly addressed as follows:

       To Kellogg:      Kellogg Company
                        One Kellogg Square
                        P.O. Box 3599
                        Battle Creek, MI  49016
                        Attention: Chief Executive Officer




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       With a copy to:  Kellogg Company
                        One Kellogg Square
                        P.O. Box 3599
                        Battle Creek, MI  49016
                        Attention: General Counsel

       To Employee:     To the last address on file with Kellogg (or
                        to any subsequent address provided to Kellogg in accordance with this section).

            (g) Continuation of Indemnification and Insurance. Kellogg shall continue to indemnify Employee in accordance with the By Laws to the fullest extent permitted by law for his acts while an officer or director of the Company, and shall continue to provide coverage under Kellogg's Directors and Officers Insurance policy for such acts.

         17. Entire Agreement/Amendment. Employee agrees that this Agreement constitutes the entire agreement between Employee and Kellogg, and that this Agreement supersedes any and all prior and/or contemporaneous written and/or oral agreements, relating to the termination of Employee's employment with the Company under the circumstances contemplated hereby. In addition, as of the Effective Date, this Agreement shall supersede any and all prior and/or contemporaneous written and/or oral agreements, relating to Employee's employment by the Company and the termination thereof. Employee acknowledges that, without limiting the generality of the foregoing, the Employment Agreement between Employee and Kellogg, dated July 26, 2000 shall expire by its terms upon the Effective Date. Employee acknowledges that this Agreement may not be modified except by a written document signed by Employee and Kellogg.

         18. Knowing and Voluntary Action. Employee acknowledges that Employee has been advised to consult an attorney before signing this Agreement. Employee further acknowledges that Employee has read this Agreement; has been given a period of at least twenty-one (21) days to consider this Agreement; understands its meaning and application; and is signing of Employee's own free will with the intent of being bound by it. If Employee elects to sign this Agreement prior to the expiration of twenty-one (21) days, Employee has done so voluntarily and knowingly, without any improper inducement or coercion by the Company.

         19. Revocation of Agreement. Employee further acknowledges that Employee may revoke this Agreement at any time within a period of seven (7) days following the date Employee signs this Agreement. Notice of revocation shall be made in writing addressed to Kellogg in accordance with Paragraph 16(g) above. Such revocation must be received by Kellogg by the close of business of the first day following the end of the seven (7) day revocation period. This Agreement shall not become effective until after the time period for revocation has expired.


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         IN WITNESS WHEREOF, the parties have executed and agreed to this
Agreement.

EMPLOYEE                                                  KELLOGG COMPANY


/s/ Carlos M. Gutierrez                                   By: /s/ Gordon Gund
Carlos M. Gutierrez




































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